Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
Form S-8 No. 33-75668, pertaining to the 1993 Long-Term Stock Incentive Plan;
Form S-8 No. 33-96550, pertaining to the Triad Guaranty Inc. 401(k) Profit Sharing Plan;
Form S-8 No. 33-69967, pertaining to the Employee Stock Purchase Plan of our reports dated March 8, 2006, with respect to the consolidated financial statements and schedules of Triad Guaranty Inc., Triad Guaranty Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Triad Guaranty Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP
Greensboro, North Carolina
March 8, 2006